EXHIBIT 99.1

Motorola Authorizes $4.0 Billion, 36-Month Stock Repurchase Program

SCHAUMBURG, Ill., May 18, 2005 — Motorola, Inc. (NYSE: MOT) today announced that its Board of Directors has authorized the Company to repurchase up to $4.0 billion of its outstanding shares of common stock over the next 36 months, subject to market conditions. Based on Motorola’s current stock price, $4.0 billion represents approximately 10% of the Company’s total market capitalization. As of April 2, 2005, Motorola had approximately 2.45 billion shares of common stock outstanding.

“Motorola is committed to investing for growth and creating value for our stockholders,” said Ed Zander, chairman and CEO. “We are pleased to initiate the first stock repurchase program in Motorola’s history. Motorola’s financial performance over the past five quarters has proven that we have transformed our business model into one with the capability to consistently generate free cash flow(1). We believe this stock repurchase program creates value for stockholders and further underscores our confidence in Motorola’s long-term growth. Our strong balance sheet and significant free cash flow allow us the flexibility to simultaneously invest in our current business, pay dividends, further reduce debt, initiate a share repurchase program and take advantage of strategic opportunities.”

Motorola will repurchase the shares from time to time for cash in open market transactions or in privately negotiated transactions in accordance with applicable federal securities laws. The timing and amount of the repurchases will be determined by the company’s management based on their evaluation of market conditions, share price and other factors. The stock repurchase program may be suspended or discontinued at any time. As of April 2, 2005, Motorola had cash, cash equivalents and short-term investments of approximately $11.3 billion and had a net cash position of $6.0 billion(2).

      About Motorola

Motorola is a Fortune 100 global communications leader that provides seamless mobility products and solutions across broadband, embedded systems and wireless networks. In your home, auto, workplace, and all spaces in between, seamless mobility means you can reach the people, things and information you need, anywhere, anytime. Seamless mobility harnesses the power of technology convergence and enables smarter, faster, cost-effective and flexible communication. Motorola had sales of US $31.3 billion in 2004. For more information: http://www.motorola.com.

      Business Risks

Statements in this press release that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about: (1) Motorola’s long-term growth; (2) Motorola’s ability to consistently generate future free cash flow; (3) Motorola’s ability to invest in our current business, pay dividends, further reduce debt, initiate a share repurchase program and opportunistically take advantage of strategic opportunities; and (4) the levels and timing of future stock repurchases under the stock repurchase program. Motorola cautions the reader that the factors below and those on pages 70 through 80 of Motorola’s 2004 Annual Report on
Form 10-K and in its other SEC filings could cause Motorola’s actual results to differ materially from those stated in the forward-looking statements. These factors include: (1) the uncertainty of current economic and political conditions, as well as the economic outlook for the telecommunications, broadband and automotive industries; (2) the timing and amount of revenues that may be recognized by Motorola; (3) continuation of current revenue and expense trends; (4) absence of unforeseen changes in Motorola’s markets; and (5) the impact of changes in governmental policies, laws or regulations.

      (1) Free Cash Flow = Net Cash Provided by Operating Activities minus Capital Expenditures.

      (2) Net Cash = Cash, Cash Equivalents and Short-Term Investments minus Notes Payable minus Current Portion of Long-Term Debt minus Long-Term Debt.

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Media Contacts:
Jennifer Weyrauch
Motorola, Inc.
+1-847-435-5320
jennifer.weyrauch@motorola.com